EXHIBIT 99.1

Premier Exhibitions Reports Fiscal 2011 Second Quarter Results

ATLANTA, Oct. 7, 2010 (GLOBE NEWSWIRE) -- Premier Exhibitions, Inc. (Nasdaq:PRXI), a leading presenter of museum-quality touring exhibitions around the world, today announced financial results for the second quarter ended August 31, 2010.

Chris Davino, Premier Exhibition's Chief Executive Officer, stated, "During the second quarter, we made significant strategic progress despite near-term operational challenges. First, we received a favorable decision in the Titanic case. We also embarked on a historic return to the Titanic wreck site which should pave the way for new revenue opportunities, a more compelling exhibition experience, and a further diversification of our business model." Mr. Davino continued, "From an operating perspective, we did a great job putting our touring assets to work, and we did so in a heavily self-operated manner. While that positioned us for the opportunity for higher gross profit, soft attendance put pressure on our financial results. As we have stated over the past few quarters, we continue to work on various initiatives to not only improve the profitability of our existing properties, but also allow us to accelerate long-term growth with the introduction of new exhibitions and other content that compliments our core business."

Comparing the second fiscal quarter ended August 31, 2010 with the prior year second quarter:

  Revenue increased to $13.7 million compared to $13.4 million.
  Total exhibition days increased 7% to 1,757, as a result of better deployment of our entire capacity of touring exhibitions.
  Average attendance per exhibition day decreased 17% to 669, as total attendance decreased 11% to 1,176,184.
  Average ticket prices increased 3% to $16.52 as compared with $16.04 in the prior year second quarter.
  Gross Profit decreased $3.2 million to $4.9 million, reflecting lower revenue per exhibition day, a decline in average daily attendance, as well as increased venue operating costs associated with more self operated exhibitions year over year.
  General and Administrative expenses decreased 47% to $3.9 million and was driven by lower consulting and legal fees, lower compensation expense, and reduced bad debt.
  GAAP Net loss narrowed to ($0.2) million, or ($0.00) per diluted share from ($0.5) million, or ($0.20) per diluted share in the prior year period.
  Adjusted EBITDA, a non-GAAP measure (1), improved by $0.3 million to $1.1 million, despite expensing strategic investments totaling approximately $0.4 million.
  On August 31, 2010, the Company had total cash and marketable securities of $8.1 million and no debt.

2Q11 Conference Call Information

Company management will host its second quarter fiscal 2011 conference call on October 7, 2010 at 5:30 p.m. (EDT). Interested parties can access the call by dialing 1 (877) 741-4240 in the U.S. and 1 (719) 325-4903 internationally.  Callers should reference confirmation code 7792480. A transcript of the conference call will be made available on the Company's website: www.prxi.com.

(1) Adjusted EBITDA

See Table 4 below for reconciliations of Adjusted EBITDA to GAAP Net income (loss).

This press release contains certain financial measures that are not prepared in accordance with GAAP (generally accepted accounting principles in the U.S.). Such financial measures are referred to herein as "non-GAAP" and are presented in this press release in accordance with Regulation G as promulgated by the Securities and Exchange Commission. A reconciliation of each such non-GAAP measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes each such non-GAAP financial measure provides useful information to investors, is provided below.

Adjusted EBITDA is a non-GAAP financial measure that the Company defines as earnings before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets, impairment of intangible assets and goodwill, and non-cash compensation expenses. The Company uses Adjusted EBITDA to evaluate the performance of its operating segments. The Company believes that information about Adjusted EBITDA assists investors by allowing them to evaluate changes in the operating results of the Company's portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation on the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in the Company's business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies. Therefore, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

About Premier Exhibitions

Premier Exhibitions, Inc. (Nasdaq:PRXI) develops and tours museum quality exhibitions. Presently the Company operates and/or presents and promotes three different types of exhibitions:

  "Titanic: The Artifact Exhibition,"

  "Bodies...The Exhibition," and "Bodies Revealed;" and

  "Dialog in the Dark."

Additional information about Premier Exhibitions is available at www.prxi.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Premier Exhibitions, Inc. may differ materially from those anticipated. Although Premier Exhibitions believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this press release, such information should not be regarded as a representation by Premier Exhibitions that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "intend," "expect," "will," "anticipate," "estimate" or "continue" or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Premier Exhibitions' most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled "Risk Factors." Premier Exhibitions does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Table 1
Premier Exhibitions, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	August 31,	February 28,
	2010	2010
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$ 4,809	$ 10,339
Marketable securities	3,312	3,308
Accounts receivable, net of allowance for doubtful accounts
of $682 and $697 respectively	3,110	2,613
Merchandise inventory, net of reserve of $279 and $281, respectively	838	845
Income taxes receivable	3,108	3,161
Prepaid expenses and other current assets	2,843	1,866
Total current assets	18,020	22,132

Artifacts owned, at cost	3,028	3,048
Salvor's lien	1	1
Property and equipment, net of accumulated depreciation
of $13,447 and $11,454, respectively	12,281	13,545
Exhibition licenses, net of accumulated amortization
of $5,464 and $4,979, respectively	3,276	3,269
Deferred income taxes	928	927
Titanic Expedition costs incurred	2,567	--
Other assets	830	829
Total Assets	$ 40,930	$ 43,751

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$ 5,336	$ 5,518
Deferred revenue	666	1,705
Total current liabilities	6,002	7,223
Long-term liabilities:
Lease abandonment	3,317	3,666
Income taxes payable	1,238	1,214
Total long-term liabilities	4,555	4,880

Shareholders' equity:
Common stock; $.0001 par value; authorized 65,000,000 shares;
issued 47,839,661 and 47,804,742 shares, respectively;
outstanding 46,773,212 and 46,738,293 shares, respectively	5	5
Additional paid-in capital	58,092	57,759
Accumulated deficit	(20,282)	(18,613)
Accumulated other comprehensive loss	(390)	(313)
Treasury stock, at cost; 1,181,530 shares	(7,326)	(7,190)
Equity Attributable to Shareholders' of Premier Exhibitions, Inc.	30,099	31,648
Equity Attributable to Noncontrolling Interests	274	--
Total Liabilities and Shareholder' Equity	$ 40,930	$ 43,751

Table 2
Premier Exhibitions, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months
	August 31, 2010	August 31, 2009

Revenue:
Exhibition revenue	$ 12,641	$ 12,503
Merchandise and other	1,069	937
Total revenue	13,710	13,440

Cost of revenue:
Exhibition costs	8,480	5,052
Cost of merchandise sold	298	213
Total cost of revenue (exclusive of depreciation
and amortization shown separately below)	8,778	5,265

Gross profit	4,932	8,175

Operating expenses:
General and administrative	3,940	7,449
Depreciation and amortization	1,213	1,318
Net (Gain) on disposal of assets	(5)	--

Total operating expenses	5,147	8,767

Loss from operations	(215)	(592)

Other (expense) income	8	(171)

Loss before provision for income taxes	(207)	(763)

Benefit from (provision for) income taxes	(29)	250

Net loss	$ (236)	$ (513)
Plus: Net Income attributable to noncontrolling interests	56	--
Net loss attributable to shareholders' of Premier	$ (180)	$ (513)

Net loss per share:
Basic and diluted loss per common share	$ (0.00)	$ (0.02)

Shares used in basic and diluted per share calculations	46,853,678	30,212,306

Table 3
Premier Exhibitions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	August 31, 2010	August 31, 2009
Cash flows from operating activities:
Net (loss) income	$ (236)	$ (513)
Adjustments to reconcile net (loss) income to net cash
(used) provided by operating activities:
Depreciation and amortization	1,204	1,318
Stock based compensation	153	100
Allowance for doubtful accounts	(58)	1,326
Provision for doubtful accounts	(15)	--
Stock issued in settlement of a lawsuit	--	--
Lease abandonment	(161)	--
Impairment of goodwill and intangibles assets	--	--
Changes in operating assets and liabilities:
Increase in accounts receivable	(177)	(2,243)
Decrease in fair value of artifacts	13	--
Increase in merchandise inventory	(72)	(115)
(Increase) decrease in deferred income taxes	24	(515)
Decrease (increase) in prepaid expenses and other assets	(404)	2,361
Decrease in deferred revenue	(836)	(1,229)
Decrease in accounts payable and accrued liabilities	(775)	(4,307)
(Increase) Decrease in income taxes receivable	(1)	57
Total adjustments	(1,105)	(3,247)
Net cash (used) provided by operating activities	(1,341)	(3,760)

Cash flows used in investing activities:
Purchases of property and equipment	(409)	(401)
Net increase in marketable securities	(8)	(2,007)
Purchase of exhibition licenses	(192)	--
Titanic Expedition costs incurred to date	(2,567)	--
Decrease in long term assets	250	--
Net cash used in investing activities	(2,926)	(2,408)

Cash flows from financing activities:
Proceeds from convertible notes	--	6,000
Proceeds from option and warrant exercises	--	--
Net cash provided by financing activities	--	6,000

Effects of exchange rate changes on cash and cash equivalents	(58)	15
Net decrease in cash and cash equivalents	(4,325)	(153)
Cash and cash equivalents at beginning of period	9,134	4,452
Cash and cash equivalents at end of period	$ 4,809	$ 4,299

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$ (3)	$ (48)
Cash paid during the period for taxes	$ --	$ --

Supplement disclosure of non-cash operating activities:
Non-cash withholding taxes receivable	$ --	$ 69
Non-cash withholding taxes payable	$ --	$ (69)
Uncertain tax provision	$ --	$ 13

Supplemental disclosure of non-cash investing and financing activities:
Receivable from noncontrolling interest	$ (324)	$ --

Table 4
Adjusted EBITDA
(In thousands)

	Three Months Ended

	August 31,	August 31,
	2010	2009

Net loss	$ (236)	$ (513)
Provision for income taxes	(29)	250
Interest and Other expenses	8	(171)
Gain on disposal	(5)	--
Depreciation & Amortization	1,213	1,318
Stock Compensation	154	100
Adjusted EBITDA(1)	$ 1,146	$ 826

(1) Non – GAAP Measure:

Adjusted EBITDA is defined as earnings before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets, impairment of intangible assets and goodwill, and non-cash compensation expense. Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP.

Table 5
Summary of General & Administrative expense
(In thousands)

	Three Months Ended
	August 31, 2010	August 31, 2009

Compensation, excluding stock based compensation	$ 1,400	$ 1,995
Stock-based compensation	154	100
Bad Debt Expense	--	1,645
Legal and other professional fees	936	1,985
Rent and other office expenses	513	277
Other	937	1,447
General & Administrative expense	$ 3,940	$ 7,449

Table 6
Exhibition Revenues & Operating Statistics
(In thousands)

	Three Months Ended

	August 31, 2010	August 31, 2009

Admissions revenue	$ 11,022	$ 10,718
Non-refundable license fees for future exhibitions	--	--
Non-refundable license fees for current exhibitions	1,618	1,785
Total exhibition revenues	$ 12,641	$ 12,503

Total operating days	1,757	1,639
Total attendance (in 000's)	1,176	1,324
Average attendance per day	669	808

During the first quarter of fiscal 2010, the Company entered into an amendment to an existing multiple element agreement with promoters that modified certain of the terms and conditions of the agreement.  Although these modifications had no impact on revenue recognized in this fiscal year or prior periods, the amendments modify our analysis and computation of the fair value of the undelivered elements in such a way that we will no longer be able to support the fair value of the undelivered elements in a multiple element arrangement as required by U.S. GAAP.  As a result, during fiscal 2010 and in the future the Company will no longer recognize payment of non-refundable exhibition license revenue upon execution of an agreement or upon cash collection as a separate deliverable, but rather will defer such amounts until the time that the exhibition occurs, or the allowed time period for such an exhibition has passed and no remaining obligation to host such exhibition exists.  This first quarter change had no impact on revenue recognized in prior periods, including non-refundable exhibition license revenue that was recognized.

CONTACT: Premier Exhibitions, Inc.
         Investor Contact:
         John Stone, Chief Financial Officer
         404.842.2600
         john.stone@prxi.com